Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jim Badenhausen	William Pike
	212-761-4472	212-761-0008

For Immediate Release

Morgan Stanley Reports Fourth Quarter and Full Year Results

Record Quarterly Earnings per Share of $1.68; Fourth Quarter Earnings Up 49%;
Record Full Year Net Revenues of $26.8 Billion

NEW YORK, December 20, 2005 -- Morgan Stanley (NYSE: MWD) today reported net income for the fourth quarter ended November 30, 2005 of $1,786 million, up 49 percent from the fourth quarter of 2004. Net revenues (total revenues less interest expense and the provision for loan losses) were $7.0 billion, 28 percent above last year’s fourth quarter. Non-interest expenses of $4.8 billion represented a 29 percent increase from last year. Results for the quarter include an income tax benefit of $280 million, or $0.26 per diluted share, resulting from the Company’s repatriation of approximately $4.0 billion of qualifying foreign earnings under the provisions of the American Jobs Creation Act. Diluted earnings per share were a record $1.68 compared with $1.09 in the fourth quarter of 2004. The annualized return on average common equity for the fourth quarter was 25.2 percent compared with 17.4 percent a year ago.

Record net revenues for the fiscal year of $26.8 billion were 13 percent higher than last year and non-interest expenses of $19.4 billion were 15 percent above 2004. Net income for the fiscal year was $4,260 million, a decline of 5 percent compared with last year’s $4,486 million. Results for the year included an after-tax charge in the third quarter of approximately $1 billion for discontinued operations related to the planned sale of the Company’s aircraft financing business. Diluted earnings per share were $3.95 compared with $4.06 for fiscal 2004. The return on average common equity was 15.0 percent for the year.

Income from continuing operations was $5,192 million for the year, an increase of 13 percent from last year’s $4,589 million.1 Diluted earnings per share from continuing operations were $4.81 compared with $4.15 last year. The return on average common equity from continuing operations on a pro forma basis was 19.0 percent for the year, compared with 18.2 percent in 2004.2

1 Results for 2005include the following: legal charges related to Sunbeam/Coleman and Parmalat of $535 million ($0.34/share); compensation related to senior management severance and new hires of $311 million ($0.20/share); World Trade Center insurance settlements of $251 million ($0.16/share); and a tax benefit under the provisions of the American Jobs Creation Act of $280 million($0.26/share).
2 Pro forma return on average common equity from continuing operations is computed assuming a $1.5 billion equity allocation for the Company’s aircraft financing business for all periods through July 2005 and $0.4 billion for all periods from August 2005 through November 2005. The decrease in equity allocated to this business primarily reflects the decrease in asset value as a result of the charge referred to above.

Business Highlights

●	Record Institutional Securities revenues for the year.
●	Record Fixed Income sales and trading revenues for the year.
●	Record Prime Brokerage revenues for the year.
●	Highest advisory revenues in five years.
●	U.S. Retail Brokerage client households with over $1 million in assets grew 10 percent and now represent 62 percent of domestic assets up from 57 percent.
●	Permanent Asset Management head named and reorganization begun to drive growth, particularly in alternative investments.
●	Discover expanded its franchise following last year’s favorable court ruling with the acquisition of Pulse, the implementation of a strategic alliance with China
UnionPay and growth with third party issuers.

John J. Mack, Chairman and CEO, said, “Morgan Stanley achieved record revenues for 2005 and record earnings for the fourth quarter. Through focus and commitment, the people of Morgan Stanley have delivered two straight quarters of improving results. Our performance this year was particularly strong in institutional securities, where we saw record revenues in fixed income, record revenues in prime brokerage and significant increases across our equities and investment banking businesses.  We achieved #2 positions in global announced M&A and IPOs and #3 in global equity.

“Even with record revenues for the year, we have work to do to achieve the full performance that this franchise is capable of delivering. We have a clear strategy for improving our performance; we have put in place the right leadership for each of our businesses; and we have continued to strengthen our corporate governance and add outstanding new directors to our Board. In short, we have made significant progress, but know there is a great deal of work ahead of us and are intensely focused on the execution of our strategy to create shareholder value.”

INSTITUTIONAL SECURITIES
FOURTH QUARTER
Institutional Securities posted income before taxes3 of $1,576 million, up 42 percent from $1,108 million in the fourth quarter of 2004. Near record net revenues of $4.2 billion were 47 percent higher, driven by strong results in the Company’s fixed income, equities and investment banking businesses. The quarter’s pre-tax margin was 38 percent, compared with 39 percent in last year’s fourth quarter.

3 Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.

●	Advisory revenues were $479 million, the highest total in five years and up 65 percent from the fourth quarter of 2004.
●	Underwriting revenues of $623 million, the second-highest quarter ever, rose 65 percent from last year’s fourth quarter. Fixed income underwriting revenues increased 25 percent from a year ago and equity underwriting revenues rose 117 percent.
●	Fixed income sales and trading net revenues were $1.6 billion, up 79 percent from the fourth quarter of 2004, and a record for a fourth quarter. This increase was broad-based with strong performance across interest rate & currency products, credit products and commodities. Interest rate & currency products revenues had the largest increase with strong new deal activity and positioning.
Credit products revenues rose across corporate credit, securitized and structured products with strong positioning results. Commodities revenues were up primarily in electricity and natural gas.
●	Equity sales and trading net revenues were $1.2 billion, a 23 percent increase from a year ago, and a record for a fourth quarter. Higher revenues were achieved in derivatives products, largely due to strong customer flows. Strong customer flows also drove increased revenues in cash trading. Revenues in the Company’s Prime Brokerage business increased to near record levels.
●	The Company’s aggregate average trading VaR was $81 million in the current quarter compared with $80 million in the fourth quarter of 2004 and $78 million in the third quarter of 2005.
●	Principal investment gains were $270 million in the current quarter compared with $89 million in the fourth quarter of last year. Results for this quarter include gains of $173 million associated with Commodities’ investment in the Intercontinental Exchange.
●	Non-interest expenses were $2.6 billion, a 50 percent increase from a year ago. Compensation expenses increased reflecting higher revenues. Non- regulatory compensation expenses were higher primarily resulting from increased levels of business activity, higher professional services and higher charges for legal and matters.

FULL YEAR
Institutional Securities reported pre-tax income4 of $4,754 million, an 11 percent increase from 2004. Net revenues rose 20 percent to a record $15.7 billion, driven by record results in fixed income sales and trading and significant increases in advisory and equity sales and trading. Non-interest expenses rose 24 percent to $10.9 billion, reflecting higher compensation levels, costs associated with increased business activity and increased legal reserves. Legal charges for the Sunbeam/Coleman and Parmalat matters of $535 million and charges for senior management severance and new hires of $193 million accounted for over one-third of the increase. The year’s pre-tax margin was 30 percent compared with 32 percent in 2004 and the full year return on equity from continuing operations was 24 percent up from 22 percent in the prior year.

4Represents income from continuing operations before losses from unconsolidated investees, taxes, cumulative effect of an accounting change and, in 2004, dividends on preferred securities subject to mandatory redemption.

Advisory revenues rose 28 percent to $1.5 billion, reflecting an increase in industry-wide completed M&A activity. Underwriting revenues rose 8 percent from last year to $2.0 billion. Equity underwriting revenues fell 9 percent, while fixed income underwriting revenues rose 27 percent.

For the calendar year-to-date, the Company ranked second in global announced M&A with a 27 percent market share, second in global IPOs with a 9 percent market share, third in global completed M&A with a 26 percent market share, third in global equity and equity-linked issuances with a 9 percent market share and fifth in global debt issuances with a 6 percent market share.5

Fixed income sales and trading revenues were a record $6.8 billion, up 22 percent from 2004. The increase was driven by a record year for interest rate & currency products and credit products. Interest rate & currency products benefited from strong new deal activity with clients and positioning results. Interest rate cash and derivatives and emerging markets businesses were particular standouts for the year. Credit products benefited from increased customer flows and favorable trading conditions. Commodities sales and trading was down slightly from a record 2004 as lower revenues in oil liquids were partially offset by record results in electricity and natural gas.

Equity sales and trading revenues rose 18 percent to $4.8 billion and were the highest yearly revenues since 2000. Derivative revenues were up despite continued low levels of volatility. Prime Brokerage had a record year driven by robust growth in client asset balances. Equity cash revenues rose on higher market volumes, particularly in non-U.S. markets.

Principal investments gains were $656 million for the year compared with $364 million in 2004. Significant gains resulted from Commodities’ investment in the Intercontinental Exchange, Equity’s investment in the International Securities Exchange and Corporate Credit’s investment in Digital Globe Inc.

5 Source: Thomson Financial -- for the period January 1, 2005 to November 30, 2005.

RETAIL BROKERAGE
FOURTH QUARTER
Retail Brokerage pre-tax income for the fourth quarter was $84 million, up 65 percent compared with $51 million in the fourth quarter of last year. The quarter's pre-tax margin was 7 percent compared with 5 percent in last year’s fourth quarter. Last year’s fourth quarter was negatively affected by a change in the Company’s method of accounting for certain asset management and account fees that reduced pre-tax income by $80 million. Excluding this methodology change, pre-tax income would have declined by 36 percent, as higher revenues were more than offset by increased non-interest expenses.

●	Net revenues of $1.3 billion were up 21 percent from a year ago and reached their highest level in over four years. The prior year period included a $107 have million reduction in revenues resulting from the 2004 methodology change noted above. Excluding the methodology change, net revenues would increased 10 percent over last year.
Asset management, distribution and administration fees increased on higher client asset levels in fee-based accounts, while commissions declined reflecting lower transaction volumes.
●	Non-interest expenses were up 19 percent to $1.2 billion, driven by higher compensation expenses and sub-advisory fees related to higher net revenues, and higher costs associated with legal and regulatory matters.
●	During the quarter, total client assets declined by $2 billion to $617 billion. Client assets in fee-based accounts increased by $3 billion, or 2 percent, to a record $173 billion.

FULL YEAR
Retail Brokerage reported pre-tax income of $585 million, up 58 percent from last year’s $371 million. Excluding the effect of the accounting methodology change mentioned above and the $198 million World Trade Center insurance settlement, pre-tax income would have declined by 14 percent. Net revenues for the year were $5.0 billion, a 9 percent increase over a year ago and the highest yearly revenues since 2000. Excluding the methodology change, net revenues would have increased 6 percent over last year. Higher asset management, distribution and administration fees driven primarily by an increase in client assets in fee-based accounts more than offset lower commissions resulting from lower transaction volumes. Total non-interest expenses were $4.4 billion, a 4 percent increase from a year ago. Excluding the World Trade Center insurance settlement, non-interest expenses rose 9 percent from 2004. The increase was driven by higher compensation expenses, increased sub-advisory fees related to higher net revenues and higher costs associated with legal and regulatory matters. Non-compensation expenses for both years were adversely affected by significant charges related to legal and regulatory matters. The year’s pre-tax margin was 12 percent compared with 8 percent in 2004. Excluding the World Trade Center settlement, the 2005 pre-tax margin would have been 8 percent. The full year return on equity from continuing operations was 11 percent and 7 percent in the prior year.

Total client assets increased to $617 billion, up 2 percent from fiscal 2004 year-end.  Client assets in fee-based accounts rose 10 percent to a record $173 billion at fiscal year-end and increased as a percentage of total client assets to 28 percent. The number of global representatives at year-end was 9,526 -- a decline of 1,436 from a year ago resulting largely from the sales force reduction announced during the year and attrition.

ASSET MANAGEMENT
FOURTH QUARTER
Asset Management’s pre-tax income was $383 million, a 66 percent increase from $231 million in the fourth quarter of 2004. Non-interest expenses increased 5 percent to $507 million.

●	The increase in pre-tax income reflected a 25 percent increase in net revenues to $890 million, driven by significantly higher investment gains within the Company’s Private Equity business. The largest gains were associated with the Company’s holdings in Triana Energy Holdings, LLC and Aventine Renewable Energy Holding, LLC. Excluding the Private Equity business, net revenues increased 7 percent over last year’s fourth quarter.
●	The quarter’s pre-tax margin was 43 percent compared with 32 percent a year ago. Excluding results from the Private Equity business, pre-tax income increased 6 percent over last year and the pre-tax margin was 27 percent compared with 28 percent a year ago.
●
Institutional assets rose $5 billion during the fourth quarter and $8 billion over the past twelve months to $232 billion. Retail assets declined $2 billion during the quarter and $1 billion from a year ago to $199 billion.

FULL YEAR
Asset Management reported pre-tax income of $1,007 million, up 22 percent from last year’s $827 million. The year’s pre-tax margin was 35 percent compared with 30 percent a year ago. Full year return on equity from continuing operations was 36 percent, up from 29 percent in the prior year. Net revenues increased 6 percent, reflecting higher private equity revenues and an increase in revenues from higher assets under management. Non-interest expenses declined 1 percent to $1.9 billion as the benefit from the World Trade Center insurance settlement was offset by charges related to senior management severance and new hires. Investment gains for the year were $326 million compared with $248 million a year ago. The largest gains were associated with the Company’s holdings in Triana Energy Holdings, LLC and Aventine Renewable Energy Holding, LLC. Excluding results from the Private Equity business, pre-tax income increased 16 percent over last year and the pre-tax profit margin was 29 percent compared with 26 percent a year ago.

Assets under management or supervision at November 30, 2005 were $431 billion, up $7 billion, or 2 percent, from a year ago. The increase resulted from market appreciation partly offset by customer out-flows. The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 61 percent over one year, 71 percent over three years, 71 percent over five years and 83 percent over ten years.

DISCOVER
FOURTH QUARTER
Discover’s fourth quarter pre-tax income was $65 million on a managed basis, compared with $271 million in the fourth quarter of 2004. Net revenues of $694 million were 21 percent lower than last year’s fourth quarter. The decline reflects a spike in bankruptcy notices preceding new federal legislation effective October 2005, which caused an increase in the provision for loan losses and a reduction in the valuation of the Company’s residual interests in securitized receivables. The effects of these increased bankruptcy notices reduced pre-tax income by approximately $180 million. In addition, net interest income was lower resulting from a higher cost of funds. Non-interest expenses increased 3 percent to $629 million, primarily due to higher compensation. The quarter’s pre-tax margin was 9 percent compared with 31 percent a year ago.

●	Net sales volume was $21.6 billion, a 9 percent increase from a year ago and the second highest quarterly volume.
●	Managed credit card loans of $46.9 billion were down 3 percent from a year ago and virtually unchanged from the end of the third quarter. Net interest income declined $92 million from a year ago, reflecting a narrowing of the interest rate spread as higher short-term interest rates drove up the cost of funds.
●	Managed merchant, cardmember and other fees were $520 million, up 7 percent from a year ago. The increase was primarily due to higher merchant discount and transaction processing revenues, partially offset by higher cardmember rewards. The increase in merchant discount revenue was primarily driven by higher sales activity.
●	The credit card net charge-off rate was 5.76 percent, 31 basis points higher than last year’s fourth quarter and 64 basis points higher than this year’s third quarter. The increase reflects the higher bankruptcy notices, partially offset by improved credit quality. The over-30-day-delinquency rate increased 7 basis points from the third quarter to 3.98 percent, and the over-90-day-delinquency rate declined 5 basis points over the same period to 1.75 percent.

FULL YEAR
Discover reported pre-tax income of $921 million on a managed basis, down 25 percent from 2004 earnings of $1,221 million. Net revenues of $3.5 billion were 2 percent lower than 2004. The modest decline in net revenues was driven by lower net interest income, reflecting a higher cost of funds - partially offset by a decline in the provision for loan losses, reflecting improved credit quality partially mitigated by the spike in bankruptcy notices. Non-interest expenses increased 9 percent to $2.5 billion resulting from increases in both non-compensation and compensation expenses. The managed credit card charge-off rate decreased 77 basis points from a year ago to 5.23 percent. The over-30-day-delinquency rate decreased 57 basis points to 3.98 percent and the over-90-day-delinquency rate was 43 basis points lower at 1.75 percent. The year’s pre-tax margin was 27 percent compared with 35 percent in 2004 and the full year return on equity from continuing operations was 13 percent, down from 20 percent in the prior year.

OTHER MATTERS
Morgan Stanley’s Board of Directors approved a number of actions to enhance the Company’s corporate governance. The actions include:

●	Modifying the Board’s Corporate Governance Policies to consider “withhold” votes in the election of directors.
●	Prohibiting future grants of restoration option rights, which entitle option holders to receive “reload options.”
●	Approving several charter amendments for submission to shareholders for approval at the Company’s 2006 shareholders meeting, including to:
m	Accelerate Board destaggering to 2006;
m	Eliminate supermajority vote requirements to remove directors or to amend provisions regarding shareholders acting by written consent and board structure; and
m	Eliminate the requirement that directors be elected by plurality vote.

As of November 30, 2005, the Company repurchased approximately 68 million shares of its common stock since the end of fiscal 2004. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on January 31, 2006, to common shareholders of record on January 13, 2006.

Total capital at November 30, 2005 was $125.2 billion, including $31.2 billion of common shareholders’ equity and junior subordinated debt issued to capital trusts. Book value per common share was $26.92, based on 1.1 billion shares outstanding.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

A financial summary follows. Additional financial, statistical and business-related information, as well as information regarding business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on-line in the Investor Relations section at www.morganstanley.com

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1 and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2005 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company’s 2005 Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2005	Nov 30, 2004	Aug 31, 2005	Nov 30, 2004	Aug 31, 2005	Nov 30, 2005	Nov 30, 2004	Change
Net revenues
Institutional Securities	$4,154	$2,832	$4,164	47%	--	$15,673	$13,113	20%
Retail Brokerage	1,298	1,071	1,255	21%	3%	5,019	4,615	9%
Asset Management	890	714	679	25%	31%	2,907	2,738	6%
Discover	694	880	911	(21%)	(24%)	3,452	3,533	(2%)
Intersegment Eliminations	(74)	(73)	(62)	(1%)	(19%)	(273)	(291)	6%
Consolidated net revenues	$6,962	$5,424	$6,947	28%	--	$26,778	$23,708	13%

Income before taxes (1)
Institutional Securities	$1,576	$1,108	$1,288	42%	22%	$4,754	$4,281	11%
Retail Brokerage	84	51	30	65%	*	585	371	58%
Asset Management	383	231	162	66%	136%	1,007	827	22%
Discover	65	271	239	(76%)	(73%)	921	1,221	(25%)
Intersegment Eliminations	22	29	23	(24%)	(4%)	94	118	(20%)
Consolidated income before taxes	$2,130	$1,690	$1,742	26%	22%	$7,361	$6,818	8%

Earnings per basic share: (2)
Income from continuing operations	$1.69	$1.11	$1.12	52%	51%	$4.94	$4.25	16%
Discontinued operations	$0.04	$-	$(0.98)	*	104%	$(0.93)	$(0.10)	*
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$0.05	$-	*
Earnings per basic share	$1.73	$1.11	$0.14	56%	*	$4.06	$4.15	(2%)

Earnings per diluted share: (2)
Income from continuing operations	$1.64	$1.09	$1.09	50%	50%	$4.81	$4.15	16%
Discontinued operations	$0.04	$-	$(0.96)	*	104%	$(0.91)	$(0.09)	*
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$0.05	$-	*
Earnings per diluted share	$1.68	$1.09	$0.13	54%	*	$3.95	$4.06	(3%)

Average common shares outstanding
Basic	1,031,343,423	1,076,221,276	1,045,874,085			1,049,896,047	1,080,121,708
Diluted	1,063,147,962	1,098,282,118	1,072,033,275			1,079,936,315	1,105,185,480
Period end common shares outstanding	1,057,677,994	1,087,087,116	1,082,727,000			1,057,677,994	1,087,087,116

Return on average common equity
from continuing operations	25.0%	18.5%	17.1%			19.0%	18.2%
Return on average common equity	25.2%	17.4%	2.0%			15.0%	16.8%

(1)
Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, dividends on preferred securities subject to mandatory redemption, gain/(loss) from discontinued operationd and cumulative effect of account change.

(2)	Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(3)	Represents the effects of the adoption of SFAS 123(R) in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2005	Nov 30, 2004	Aug 31, 2005	Nov 30, 2004	Aug 31, 2005	Nov 30, 2005	Nov 30, 2004	Change

Investment banking	$1,216	$746	$992	63%	23%	$3,843	$3,341	15%
Principal transactions:
Trading	1,575	939	2,150	68%	(27%)	7,365	5,510	34%
Investments	499	177	103	*	*	981	607	62%
Commissions	911	817	804	12%	13%	3,363	3,264	3%
Fees:
Asset management, distribution and admin.	1,259	1,064	1,249	18%	1%	4,958	4,473	11%
Merchant, cardmember and other	340	327	357	4%	(5%)	1,323	1,317	–
Servicing and securitizations income	294	461	398	(36%)	(26%)	1,609	1,921	(16%)
Interest and dividends	9,299	5,733	6,998	62%	33%	28,175	18,584	52%
Other	132	97	106	36%	25%	464	324	43%
Total revenues	15,525	10,361	13,157	50%	18%	52,081	39,341	32%
Interest expense	8,253	4,713	5,986	75%	38%	24,425	14,707	66%
Provision for consumer loan losses	310	224	224	38%	38%	878	926	(5%)
Net revenues	6,962	5,424	6,947	28%	0%	26,778	23,708	13%

Compensation and benefits	2,672	1,890	3,165	41%	(16%)	11,313	9,853	15%
Occupancy and equipment	243	214	239	14%	2%	1,046	846	24%
Brokerage, clearing and exchange fees	267	240	267	11%	--	1,070	932	15%
Information processing and communications	365	346	349	5%	5%	1,405	1,309	7%
Marketing and business development	331	332	276	0%	20%	1,162	1,123	3%
Professional services	581	473	505	23%	15%	1,903	1,542	23%
Other	373	239	404	56%	(8%)	1,769	1,285	38%
September 11th related insurance recoveries, net	0	0	0	--	--	(251)	0	*
Total non-interest expenses	4,832	3,734	5,205	29%	(7%)	19,417	16,890	15%

Income from continuing operations before losses
from unconsolidated investees, taxes,
dividends on preferred securities subject to
mandatory redemption and cumulative
effect of accounting change	2,130	1,690	1,742	26%	22%	7,361	6,818	8%
Losses from unconsolidated investees	66	77	105	(14%)	(37%)	311	328	(5%)
Provision for income taxes	318	412	471	(23%)	(32%)	1,858	1,856	–-
Div. on pref. sec. subject to mandatory redemption (1)	0	0	0	--	--	0	45	*
Income from continuing operations	1,746	1,201	1,166	45%	50%	5,192	4,589	13%
Discontinued operations
Gain/(loss) from discontinued operations	67	(2)	(1,700)	*	104%	(1,631)	(172)	*
Income tax benefit/(provision)	(27)	1	678	*	(104%)	650	69	*
Gain/(loss) from discontinued operations	40	(1)	(1,022)	*	104%	(981)	(103)	*
Cumulative effect of accounting change (2)	0	0	0	--	--	49	0	*
Net income	$1,786	$1,200	$144	49%	*	$4,260	$4,486	(5%)

Return on average common equity
from continuing operations	25.0%	18.5%	17.1%			19.0%	18.2%
Return on average common equity	25.2%	17.4%	2.0%			15.0%	16.8%
Compensation and benefits as a % of net revenues	38%	35%	46%			42%	42%

(1)
At February 29, 2004, preferred securities subject to mandatory redemption were reclassified to junior subordinated debt issued to capital trusts (a component of long-term debt) pursuant to the adoption of FASB Interpretation No. 46,
"Consolidation of Variable Interest Entities". Dividends on junior subordinated debt issued to capital trusts are included in interest expense from February 29, 2004 forward.

(2)	Represents the effects of the adoption of SFAS 123(R) in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.